Exhibit 10.1

AMENDMENT No. 4

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH LICENSE AGREEMENT

This Amendment No. 4 (this “Amendment”) to the Mayo Foundation for Medical Education and Research License Agreement dated June 12, 2009 (“Agreement”), is entered into between MAYO Foundation for Medical Education and Research, a Minnesota charitable corporation, located at 200 First Street SW, Rochester, Minnesota 55905-0001 (“MAYO”) and Exact Sciences Corporation, a for-profit company located at 441 Charmany Drive, Madison, WI 53719 (“EXACT”). This Amendment is effective as of May 15, 2012 (“Amendment Effective Date”).

WHEREAS, MAYO and EXACT desire to amend the Agreement to expand the field of use in the Agreement and provide license rights for identified unencumbered markers;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Amendment and the Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

A.                                    Effect of Amendment. This Amendment amends the Agreement. Except as provided in this Amendment, all of the terms and conditions of the Agreement remain in full force and effect; however, if there is a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment will govern. Capitalized terms not defined in this Amendment will have the meanings assigned to them in the Agreement.

B.                                    Section 1.04 “Field” The definition of “Field” in Section 1.04 is amended to read as follows:

1.04. “Field”:

(a)                                 stool or blood based cancer screening, excluding use of a proteomic target (Mayo files #2007-207 and 2007-212 and patent applications “Removing Polypeptides from Stool”, U.S. application # 60/989,578 and PCT application # PCT/US2008/084278);

(b)                                 gastrointestinal (“GI”) cancers and/or disease, including but not limited to colorectal cancer, pancreas, esophagus, stomach, biliary tree, and other GI diseases utilizing any sample type on which the parties collaborate (including without limitation Mayo file #2012-130), but excluding GI cancer and/or disease tests using blood or urine sample types that MAYO is currently developing as of the Amendment Effective Date;

(c)                                  stool test for detection of dysplasia and/or cancer in inflammatory bowel disease (including without limitation Mayo files #2010-046 and 2011-066) and ulcerative colitis patients (including without limitation colorectum and bile duct);

(d)                                 pan-GI and aerodigestive cancer and/or dysplasia screening test (including without limitation Mayo file #2012-130); and

(e)                                  other diagnostic tests that the parties jointly work on during the Term (including without limitation Mayo file #2012-130).

C.                                    Section 2.06 is amended to read as follows:

2.06                        MAYO AND AHLQUIST COMMITMENT TO CONFER.

(a)                                 MAYO will collaborate with EXACT on the development of the Licensed Products, including sharing Know-How and providing access to MAYO Materials and laboratory equipment, conducting scientific studies, providing biostatistical support, and making submissions for peer-reviewed publications.

(b)                                 For so long as Dr. Ahlquist is an employee of MAYO, Dr. Ahlquist will consult on, collaborate with, and oversee EXACT on product development efforts, as a special advisor to the EXACT board of directors and senior management.  EXACT will confer with Dr. Ahlquist in person in Rochester, MN, Madison, WI or as mutually agreed, or by telephone.  All travel expenses incurred by Dr. Ahlquist in this role as advisor shall be paid by EXACT.  EXACT anticipates Dr. Ahlquist will contribute at least 50% of his time to services for EXACT.  Except as provided in Section 3.01, MAYO shall be solely responsible for compensating Dr. Ahlquist and his staff, provided, however, that in consideration of the services provided under this Section 2.06(b), EXACT shall pay MAYO the amounts set forth in Section 3.05.

(c)                                  Notwithstanding EXACT’s rights to sublicense pursuant to Section 2.01 hereto, EXACT shall not have the right to sublicense any obligation of Dr. Ahlquist to confer.

D.                                    Section 2.07.  The following is added as Section 2.07:

2.07                        LICENSE GRANT FOR NEW MARKERS: During the Term of this Agreement and two (2) years thereafter (the “Development Period”), MAYO grants to EXACT an exclusive license with the right to sublicense, to make, have made, use, offer for sale, sell, and import Licensed Products that incorporate, use, or derive from any unencumbered markers identified by MAYO during the four (4) year period commencing on the Amendment Effective Date, whether such markers are patented or unpatented (the “Unencumbered Markers”).  MAYO reserves the right to use the Unencumbered Markers in research and MAYO’s reference laboratory, Mayo Collaborative Services, reserves the right to use Unencumbered Markers to develop esoteric tests.  If at the end of the Development Period, Exact is not using a particular Unencumbered Marker in a product on the market or in development, then Exact’s exclusive license rights to that Unencumbered Marker granted pursuant to this Section 2.07 will expire and return to Mayo with no further obligation to Exact with respect to that Unencumbered Marker.  If at the end of the Development Period, Exact is using a particular Unencumbered Marker in a product on the market or in development, then Exact’s exclusive license rights to that Unencumbered Marker granted pursuant to this Section 2.07 will continue until the end of the Term.

E.                                    Section 3.06 is amended to read as follows:

3.06                        FUNDING SUPPORT.  EXACT funding support of research expenses for EXACT-MAYO collaborations hereunder will be based on mutually agreed upon protocols/budgets with costs to be billed monthly or quarterly to EXACT, as mutually agreed by the parties consistent with the parties’ practices under the Agreement from the Effective Date through the Amendment Effective Date.

F.                                     Consideration. EXACT will provide MAYO with the following consideration in connection with this Amendment:

(i)                                     $1,000,000 in restricted stock to be granted on the Amendment Effective Date.  Such restricted stock shall vest over four (4) years from the Amendment Effective Date (with ¼ to vest on the Amendment Effective Date and ¼ to vest on each of the next 3 anniversary dates, subject to MAYO’s continued compliance with its obligations under the Agreement).  The number of shares of restricted stock shall be determined based on the closing price of EXACT’s common stock on The Nasdaq Stock Market on the Amendment Effective Date.  The grant described in this subsection (i), as well as the grants described in subsections (ii) and (iii) below, shall be effected through customary restricted stock agreements reasonably satisfactory to the parties.

(ii)                                  $200,000 in immediately-vested restricted stock to be granted on the mutually-agreed date of the commercial launch of EXACT’s second Licensed Product.  The number of shares of restricted stock shall be determined based on the closing price of EXACT’s common stock on The Nasdaq Stock Market on the date of the second Licensed Product commercial launch;

(iii)                               $200,000 in immediately-vested restricted stock to be granted on the mutually-agreed date of the commercial launch of EXACT’s third Licensed Product.  The number of shares of restricted stock shall be determined based on the closing price of EXACT’s common stock on The Nasdaq Stock Market on the date of the third Licensed Product commercial launch;

(iv)                              $200,000 cash payment, paid in monthly installments, over a two (2) year period, upon each Licensed Product reaching $5,000,000 in cumulative Net Sales;

(v)                                 $750,000 cash payment, paid in monthly installments, over a two (2) year period, upon each Licensed Product reaching $20,000,000 in cumulative Net Sales;

(vi)                              $2,000,000 cash payment, paid in monthly installments, over a two (2) year period, upon each Licensed Product reaching $50,000,000 in cumulative Net Sales.

(vii)                           MAYO understands that the securities hereunder are and will be “restricted” under applicable U.S. federal and state securities laws inasmuch as they are being acquired from Exact in a transaction not involving a public offering and that, pursuant to these laws and applicable regulations, MAYO must hold the securities indefinitely unless they are registered with the Securities and Exchange Commission (the “SEC”), and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  MAYO represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  All securities issued pursuant to this Amendment will bear a customary restrictive legend regarding their restricted status under applicable securities laws and the vesting requirements of this Amendment.

(viii)                        The stock to be provided in accordance with Sections G(i)-(iii) shall be issued to MAYO and, subject to compliance with applicable federal and state securities laws, to MAYO investigators, as directed by MAYO.

G.                                   Pursuant to the terms of Section 1.09(a) of the Agreement, MAYO’s rights in Mayo file #2007-312 are hereby included and incorporated under the Patent Rights, and the information in said file is included in patent applications PCT/US2009/033793, 09711056.3 (Europe), 11189541.3 (Europe) and 12/866,558 (US).  Such patent applications are hereby deemed added to and incorporated by reference into Exhibit A of the Agreement.

H.                                   Pursuant to the terms of Section 1.09(a) of the Agreement, MAYO’s rights in Mayo file #2012-085 are hereby included and incorporated under the Patent Rights, and the information in said file is included in US provisional patent application 61/613,252.  Such patent application is hereby deemed added to and incorporated by reference into Exhibit A of the Agreement.

I.                                        Entire Amendment. This Amendment and the Agreement (as previously amended) together constitute the entire agreement between the parties with respect to the subject matter hereof and merge all prior and contemporaneous communications regarding the same subject matter. They may not be further modified except by a written agreement dated subsequent to the Amendment Effective Date and signed on behalf of MAYO and EXACT.

J.                                      Counterparts. This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Electronic transmission of a signed counterpart of this Amendment will constitute due and sufficient delivery of such counterpart.

IN WITNESS WHEREOF, the parties, intending to be legally bound thereby, have executed this Amendment as of the signature dates indicated below and intend it to be effective as of the Amendment Effective Date.

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH		EXACT SCIENCES, INC.

BY:	/s/ Steven P. VanNurden	BY:	/s/ Maneesh Arora
(Authorized Signature)		(Authorized Signature)

NAME:	Steven P. VanNurden	NAME:	Maneesh Arora
(Print or Type Name of Signatory)		(Print or Type Name of Signatory)

TITLE:	Assistant Treasurer	TITLE:	Chief Operating Officer
(Title)		(Title)

DATE:	May 15, 2012	DATE:	May 15, 2012
(Execution Date)		(Execution Date)